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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 12b-25

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                           NOTIFICATION OF LATE FILING

                                                     SEC FILE NUMBER   000-29369
                                                     CUSIP NUMBER      (n/a)

(Check One):
[X] Form 10-K     [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q  [ ] Form N-SAR

                      For Period Ended: December 31, 2001

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

             For the Transition Period Ended:_____________________

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                   Nothing in this form shall be construed to
                   imply that the Commission has verified any
                          information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

  CREATIVE TECHNOLOGIES HOLDINGS, INC.
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      Full Name of Registrant

  N/A
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      Former Name if Applicable

  1800 Century Park East, Suite 600
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      Address of Principal Executive Office (Street and Number)

  Los Angeles, CA 90067
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      City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

      [ ]   (a)     The reasons described in reasonable detail in Part III of
                    this form could not be eliminated without unreasonable effort or expense;

      [X]   (b)     The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]    (c)     The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached applicable.

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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The financial statements of the affiliates were not available in time for filing of the consolidated report; therefore, the independent accountant is unable to complete the review of the consolidated financial statements.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Chris Albornoz
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      (Name)

      (310)
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      (Area Code)

      407-5175
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      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                 [X] Yes [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                     CREATIVE TECHNOLOGIES HOLDINGS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 29, 2002                        By: /s/ Chris Albornoz
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                                                Chris Albornoz
                                                President